SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  ------------


                    Under the Securities Exchange Act of 1934
                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           Biotransplant Incorporated
                           --------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    09066Y107
                                    ---------
                                 (CUSIP Number)


                                December 10, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      |X| Rule 13d-1(c)
      [ ] Rule 13d-1(d)


                                   ---------

                               Page 1 of 13 Pages

                                  SCHEDULE 13G

CUSIP No. 09066Y107                                           Page 2 of 13 Pages

--------------------------------------------------------------------------------
1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dickstein & Co., L.P.
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                    (b)  |X|
                                                                  See Exhibit 2
--------------------------------------------------------------------------------
3)    SEC USE ONLY


--------------------------------------------------------------------------------
4)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER             5)   SOLE VOTING POWER
      OF
      SHARES                  1,192,200
      BENEFICIALLY    ----------------------------------------------------------
      OWNED BY           6)   SHARED VOTING POWER
      EACH
      REPORTING               Not Applicable
      PERSON          ----------------------------------------------------------
      WITH               7)   SOLE DISPOSITIVE POWER

                              1,192,200
                      ----------------------------------------------------------
                         8)   SHARED DISPOSITIVE POWER

                              Not Applicable
--------------------------------------------------------------------------------

9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,192,200
--------------------------------------------------------------------------------
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [ ]
--------------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.7%
--------------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

SCHEDULE 13G

CUSIP No. 09066Y107                                           Page 3 of 13 Pages
--------------------------------------------------------------------------------
1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dickstein International Limited
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [ ]
                                                                    (b)   |X|
                                                                   See Exhibit 2
--------------------------------------------------------------------------------
3)    SEC USE ONLY


--------------------------------------------------------------------------------
4)    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
      NUMBER             5)   SOLE VOTING POWER
      OF
      SHARES                  130,000
      BENEFICIALLY    ----------------------------------------------------------
      OWNED BY           6)   SHARED VOTING POWER
      EACH
      REPORTING               Not Applicable
      PERSON          ----------------------------------------------------------
      WITH               7)   SOLE DISPOSITIVE POWER

                              130,000
                      ----------------------------------------------------------
                         8)   SHARED DISPOSITIVE POWER

                              Not Applicable
--------------------------------------------------------------------------------
9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      130,000
--------------------------------------------------------------------------------
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [ ]
--------------------------------------------------------------------------------
11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.5% (see Item 4)
--------------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.  09066Y107                                          Page 4 of 13 Pages
--------------------------------------------------------------------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dickstein Partners, L.P.
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                    (b)  |X|
                                                                  See Exhibit 2
--------------------------------------------------------------------------------
3)    SEC USE ONLY


--------------------------------------------------------------------------------
4)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER             5)   SOLE VOTING POWER
      OF
      SHARES                  Not Applicable
      BENEFICIALLY    ----------------------------------------------------------
      OWNED BY           6)   SHARED VOTING POWER
      EACH
      REPORTING               1,192,200
      PERSON          ----------------------------------------------------------
      WITH               7)   SOLE DISPOSITIVE POWER

                              Not Applicable
                      ----------------------------------------------------------
                         8)   SHARED DISPOSITIVE POWER

                              1,192,200
--------------------------------------------------------------------------------
9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,192,200
--------------------------------------------------------------------------------
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [ ]
--------------------------------------------------------------------------------
11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.7%
--------------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  09066Y107                                          Page 5 of 13 Pages
--------------------------------------------------------------------------------
1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dickstein Partners Inc.
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]>
                                                                   (b)   |X|
                                                                  See Exhibit 2
--------------------------------------------------------------------------------
3)    SEC USE ONLY


--------------------------------------------------------------------------------
4)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER             5)   SOLE VOTING POWER
      OF
      SHARES                  Not Applicable
      BENEFICIALLY    ----------------------------------------------------------
      OWNED BY           6)   SHARED VOTING POWER
      EACH
      REPORTING               1,322,200
      PERSON          ----------------------------------------------------------
      WITH               7)   SOLE DISPOSITIVE POWER

                              Not Applicable
                      ----------------------------------------------------------
                         8)   SHARED DISPOSITIVE POWER

                              1,322,200
--------------------------------------------------------------------------------
9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,322,200
--------------------------------------------------------------------------------
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [ ]
--------------------------------------------------------------------------------
11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.2%
--------------------------------------------------------------------------------
12)   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
--------------------------------------------------------------------------------

CUSIP No.  09066Y107                                          Page 6 of 13 Pages
--------------------------------------------------------------------------------
1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mark Dickstein
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                    (b)   |X|
                                                                   See Exhibit 2
--------------------------------------------------------------------------------
3)    SEC USE ONLY


--------------------------------------------------------------------------------
4)    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------

      NUMBER             5)   SOLE VOTING POWER
      OF
      SHARES                  190,000
      BENEFICIALLY    ----------------------------------------------------------
      OWNED BY           6)   SHARED VOTING POWER
      EACH
      REPORTING               1,322,200
      PERSON          ----------------------------------------------------------
      WITH               7)   SOLE DISPOSITIVE POWER

                              190,000
                      ----------------------------------------------------------
                         8)   SHARED DISPOSITIVE POWER

                              1,322,200
--------------------------------------------------------------------------------
9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,512,200
--------------------------------------------------------------------------------
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [ ]
--------------------------------------------------------------------------------
11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.0%
--------------------------------------------------------------------------------
12)   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                                  Schedule 13G
                                  ------------

Item 1(a).  Name of Issuer:

Biotransplant Incorporated

Item 1(b).  Address of Issuer's Principal Executive Offices:

Charleston Navy Yard
Building 75, Third Avenue
Charlestown, MA  02129

Item 2(a).  Name of Person Filing:

Dickstein & Co., L.P. ("Dickstein & Co.")
Dickstein International Limited ("Dickstein International")
Dickstein Partners, L.P. ("DPLP")
Dickstein Partners Inc. ("DPI")
Mark Dickstein ("Dickstein")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

Dickstein & Co., DPLP, DPI and Dickstein : 660 Madison Avenue, 16th Floor, New York, NY 10021
Dickstein International: 129 Front Street, Hamilton HM 12 Bermuda


Item 2(c).  Citizenship:

Dickstein & Co., DPLP and DPI:      Delaware
Dickstein International:            British Virgin Islands
Dickstein:                          United States

Item 2(d).  Title of Class of Securities:

Common Stock

Item 2(e).  CUSIP Number:

09066Y107

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

         Not Applicable

Item 4.     Ownership.(1)  (See Exhibit 2)

         Dickstein & Co:
         ---------------
         (a) Amount beneficially owned: 1,192,200 shares

         (b) Percent of class: 4.7%

         (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 1,192,200 shares

                  (ii)  Shared power to vote or to direct the vote: Not
                        Applicable

                  (iii) Sole power to dispose or to direct the disposition of:
                        1,192,200 shares

                  (iv)  Shared power to dispose or to direct the disposition of:
                        Not Applicable

         Dickstein International
         -----------------------
         (a) Amount beneficially owned: 130,000 shares

         (b) Percent of class: 0.5%

         (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 130,000 shares

                  (ii)  Shared power to vote or to direct the vote: Not
                        Applicable

                  (iii) Sole power to dispose or to direct the disposition of:
                        130,000 shares

                  (iv)  Shared power to dispose or to direct the disposition of:
                        Not Applicable


         DPLP
         ----
         (a) Amount beneficially owned: 1,192,200 shares

         (b) Percent of class: 4.7%

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: Not Applicable

                  (ii) Shared power to vote or to direct the vote: 1,192,200 shares

                  (iii) Sole power to dispose or to direct the disposition of:
                        Not Applicable


--------------------
(1) Percentages based upon 25,385,998 shares of Common Stock outstanding as of November 14, 2002, as reported by the Issuer in its Form 10-Q for the quarter ended September 30, 2002.

                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,192,200

         DPI:(2)
         -----
         (a) Amount beneficially owned: 1,322,200 shares

         (b) Percent of class: 5.2%

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: Not Applicable

                  (ii) Shared power to vote or to direct the vote: 1,322,200 shares

                  (iii) Sole power to dispose or to direct the disposition of:
                        Not Applicable

                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,322,200 shares

         Dickstein:
         ----------
         (a) Amount beneficially owned: 1,512,200 shares

         (b) Percent of class: 6.0%

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 190,000 shares

                  (ii) Shared power to vote or to direct the vote: 1,322,200 shares

                  (iii) Sole power to dispose or to direct the disposition of:
                        190,000 shares

                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,322,200 shares


Item 5.     Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not  applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


---------------------
(2) Edward Farr, a Vice President of DPI, owns 7,000 shares of Common Stock. Mr. Farr possesses the sole power to vote and dispose of the Common Stock owned by him and is not acting together with the reporting persons in the manner contemplated by Rule 13d-5b of the Securities Exchange Act of 1934.

Not applicable

Item 8.     Identification and Classification of Members of the Group.

See Exhibit 1, Agreement of Joint Filing pursuant to Rule 13d(1)-f promulgated under the Securities Exchange Act of 1934. See also Exhibit 2.

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


 December 18, 2002
      Date


                                        DICKSTEIN & CO., L.P.
                                        By: Leigh Waxman, as Vice President
                                        of Dickstein Partners Inc., the general
                                        partner of Dickstein Partners, L. P.,
                                        the general partner of Dickstein & Co.,
                                        L.P.


                                        /s/ Leigh Waxman
                                        --------------------------------
                                        Name: Leigh Waxman


                                        DICKSTEIN INTERNATIONAL LIMITED
                                        By: Leigh Waxman, as Vice President
                                        of Dickstein Partners Inc., the agent of
                                        Dickstein International Limited


                                        /s/ Leigh Waxman
                                        -------------------------------
                                        Name: Leigh Waxman


                                        DICKSTEIN PARTNERS, L.P.
                                        By: Leigh Waxman, as Vice President
                                        of Dickstein Partners Inc., the general
                                        partner of Dickstein Partners, L. P.


                                        /s/ Leigh Waxman
                                        -------------------------------
                                        Name: Leigh Waxman


                                        DICKSTEIN PARTNERS INC.
                                        By: Leigh Waxman, as Vice President


                                        /s/ Leigh Waxman
                                        -------------------------------
                                        Name: Leigh Waxman


                                        MARK DICKSTEIN

                                        /s/ Mark Dickstein
                                        ------------------
                                        Name: Mark Dickstein

                                    EXHIBIT 1

                            AGREEMENT OF JOINT FILING

      Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

      IN WITNESS WHEREOF, the undersigned have executed this agreement as of December 18, 2002.

                                        DICKSTEIN & CO., L.P.
                                        By: Leigh Waxman, as Vice President
                                        of Dickstein Partners Inc., the general
                                        partner of Dickstein Partners, L. P.,
                                        the general partner of Dickstein & Co.,
                                        L.P.


                                        /s/ Leigh Waxman
                                        ----------------------------------
                                        Name: Leigh Waxman


                                        DICKSTEIN INTERNATIONAL LIMITED
                                        By: Leigh Waxman, as Vice President
                                        of Dickstein Partners Inc., the agent of
                                        Dickstein International Limited


                                        /s/ Leigh Waxman
                                        ----------------------------------
                                        Name: Leigh Waxman


                                        DICKSTEIN PARTNERS, L.P.
                                        By: Leigh Waxman, as Vice President
                                        of Dickstein Partners Inc., the general
                                        partner of Dickstein Partners, L. P.


                                        /s/ Leigh Waxman
                                        ----------------------------------
                                        Name: Leigh Waxman


                                        DICKSTEIN PARTNERS INC.
                                        By: Leigh Waxman, as Vice President


                                        /s/ Leigh Waxman
                                        ----------------------------------
                                        Name: Leigh Waxman


                                        MARK DICKSTEIN

                                        /s/ Mark Dickstein
                                        ------------------
                                        Name: Mark Dickstein

                                    EXHIBIT 2


      Dickstein is the President and sole shareholder and director of DPI. DPI is the general partner of DPLP and advisor to Dickstein International. DPLP is the general partner of Dickstein & Co. Consequently, the Reporting Persons may be deemed to be members of a group. By reason of its position as general partner of Dickstein & Co., DPLP may be deemed to possess the power to vote and dispose of the shares of Common Stock beneficially owned by Dickstein & Co. By reason of its position as general partner of DPLP and advisor to Dickstein International, DPI may be deemed to possess the power to vote and dispose of the shares of Common Stock beneficially owned by Dickstein & Co. and Dickstein International. By reason of his position as president and sole director of DPI, Dickstein may be deemed to possess the power to vote and dispose of the shares of Common Stock beneficially owned by Dickstein & Co. and Dickstein International. Pursuant to rule 13d-4 promulgated under the Securities Exchange Act of 1934, as amended,
(i) Dickstein & Co. disclaims beneficial ownership of all shares of Common Stock beneficially owned by Dickstein International, (ii) Dickstein International disclaims beneficial ownership of all shares of Common Stock beneficially owned by Dickstein & Co. and (iii) each of DPLP, DPI and Dickstein disclaims beneficial ownership of all shares of Common Stock beneficially owned by Dickstein & Co. and Dickstein International, except to the extent of their actual economic interests.